Exhibit 11


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 10 to Registration Statement No. 33-33477 of Prudential Multi-Sector Fund, Inc. of our report dated June 15, 1995, appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is incorporated by reference in such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.

Deloitte & Touche LLP
New York, New York
December 20, 1995